Registration no.333-196154
As filed with the Securities and Exchange Commission on May 29, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment Number 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KONARED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2080
(Primary Standard Industrial Classification Code Number)

99-0366971
(I.R.S. Employer Identification Number)

2829 Ala Kalanikaumaka St., Suite F-133
Koloa, Hawaii 96756
Telephone: 808.212.1553
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street, Suite 880, Reno, Nevada 89501
Telephone: 775.322.0626
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:
Donald G. Davis
833 Via Del Monte, Suite 100
Palos Verdes Estates, CA 90274
Telephone: 213 400 2007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a small reporting company)	Smaller reporting company	☒

As permitted by Rule 429 of the Securities Act of 1933, as amended, the prospectus filed as part of this Post-Effective Amendment No. 1 to Form S-8 is a combined resale prospectus which will be deemed a Post-Effective Amendment to the Registrant’s Registration Statement on Form S-8, registration no.333-196154

EXPLANATORY NOTE

This Post-Effective Amendment #1 to the Registration Statement on Form S-8 File No. 333-196154 is being filed to update certain financial and shareholder information contained in the Registrant’s previously filed Registration Statement on Form S-8. This Registration Statement includes a reoffer prospectus in Part I (the “Reoffer Prospectus”), which has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for reoffers of shares of common stock (acquired or to be acquired pursuant to awards granted under the Registrant’s 2014 Flexible Stock Option Plan (the “Plan”), that are defined as “control securities” or “restricted securities” under General Instruction C of Form S-8.

The names of persons selling shares under the Reoffer Prospectus and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent Registrant presently has such information. However, other affiliate selling stockholders may elect to sell shares under the Reoffer Prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, Registrant will supplement the Reoffer Prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of Registrant’s common stock issuable under the Plan may resell restricted securities issued under the  Plan up to that amount under the Reoffer Prospectus without being named therein. Any securities covered by the Reoffer Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Reoffer Prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Shaun Roberts,
2829 Ala Kalanikaumaka St., Suite F-133
Koloa, Hawaii 96756
Telephone: 808.212.1553

Reoffer Prospectus

KONARED CORPORATION

500,000 Shares of Common Stock

This Reoffer Prospectus relates to the sale of up to 500,000 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by existing selling stockholders (the “Selling Stockholders”) identified in this Reoffer Prospectus for his own account issuable pursuant to KonaRed Corporation’s 2014  Flexible Stock Option Plan (the “Plan”). The shares included in this Reoffer Prospectus includes 500,000 shares of our common stock issued to the Selling Stockholders as compensation awards under the Plan for services rendered, and that have vested as of the date of this Reoffer Prospectus. It is anticipated that the Selling Stockholders will offer common stock for sale at prevailing prices on the OTC Markets Group Inc., QB tier (the “OTCQB”) on the date of sale. We will receive no part of the proceeds from sales made under this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred in connection with the registration and offering of the shares will be borne by us.

The Plan authorizes the issuance of up to 4,000,000 shares of our common stock to our officers, directors, employees and consultants. This Reoffer Prospectus has been prepared for the purposes of registering the common stock under the Securities Act of 1933, as amended (the “Securities Act”), to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Notwithstanding the registration of the shares of common stock beneficially owned by the Selling Stockholders as further set forth herein, because we do not satisfy the requirements for use of Form S-3, General Instruction C of Form S-8 limits the number of shares that the Selling Stockholders may sell as follows: “the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the registrant, may not exceed, during any three month period, the amount specified in Rule 144(e) (§230. 144(e)).”

Our common stock is quoted on OTCQB under the symbol “KRED.” The closing sale price for our common stock on May 28, 2014, was $0.61 per share.

Investing in our common stock involves risks. See “Risk Factors” in this Reoffer Prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 29, 2014

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are prohibited from making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-Looking Statements

This  re-offering prospectus contains forward-looking statements. These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related To Our Business

We have a limited operating history which makes it difficult to evaluate our company or future operations.

Sandwich Isles, which operated our business prior to closing of the asset purchase agreement on October 4, 2013, was incorporated on August 22, 2008, and our company was incorporated on October 4, 2010, and we have only recently begun producing and distributing our products, and do not have a significant operating history with which investors can evaluate our business. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broader market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the manufacturing, development, production, marketing, and sales of our product. As a result, we may not generate significant revenues in the future. Failure to generate significant revenues in near future may cause us to suspend or cease activities.

These circumstances have lead our former independent registered public accounting firm to comment about our company’s ability to continue as a going concern in their audit opinion, which is filed within our Annual Report on Form 10-K for the year ended December 31, 2013. Management’s primary funding strategy is to raise additional capital through a public offering of its capital stock. These conditions raise substantial doubt about our company’s ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and potential classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event our company cannot continue in existence.

We rely on our President & CEO for management of our operations and the loss of this key individual could have an adverse effect on our company.

Our success depends to a certain degree upon our President & CEO. This individual is a significant factor in our growth and success. The loss of the service of current management and board and any future additional members of management and the board could have a material adverse effect on our company. Additionally, we do not anticipate having key man insurance in place in respect of President & CEO, and other senior officers and/or directors in the foreseeable future.

We will need additional funds to produce, market, and distribute our product.

We will have to spend additional funds to produce, market and distribute our product. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment.

We will need additional funds to produce line extensions and expand our distribution and retail footprint. Even after we complete the proposed expansion of our product offerings, we will need to spend substantial funds on production, distribution, marketing and sales efforts, which is indicative of a consumer products company. For example, it is often customary when implementing a large retail chain to provide marketing support in the form of advertising, demos and samples.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sales or sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are a small company and do not have much capital, we must limit our product development, marketing, and sales activities. As such we may not be able to complete our production and business development program that is as thorough as we would like. If this becomes a reality, we may not ever generate sufficient revenue and you will lose your investment.

Changes in the nonalcoholic beverage business environment and retail landscape could adversely impact our financial results.

The nonalcoholic beverage business environment is rapidly evolving as a result of, among other things: changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the nonalcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its nonalcoholic beverage segment is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We will compete generally with all liquid refreshments, including numerous specialty beverages, such as: SoBe; Snapple; Arizona; Vitamin Water; Gatorade; and Powerade.

We will compete indirectly with major international beverage companies including but not limited to: the Coca-Cola Company; PepsiCo, Inc.; Nestlé; Dr. Pepper Snapple Group; Groupe Danone; Kraft Foods Group, Inc.; and Unilever. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to our product. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the health food and beverage market.

We will compete directly with other consumer products participants in the nascent coffee fruit sector including Bai5 and SoZo Coffeeberry. These companies could bolster their position in the nascent coffee fruit sector through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our product, and to gain sufficient market share in the United States to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Expansion of the nascent coffee fruit sector or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The nascent coffee fruit sector is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high to allow our company to successfully market, distribute and sell our product, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

Our growth and profitability depends on the performance of third-parties and our relationships with them.

Our distribution network, including the Splash Beverage Group, and its success depend on the performance of various third parties but no specific third party in particular. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss to your investment. To distribute our product, we either ship directly to distributors and retailers or use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our product to consumers. The success of this network will depend on the performance of the Splash Beverage Group, various brokers, distributors and retailers of this network. There is a risk that the Splash Beverage Group or another broker, distributor, or retailer may refuse to or cease to market or carry our product. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our product in localities that may not be receptive to our product. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retails so that they will promote and carry our product. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

Health benefits of the coffee fruit are not guaranteed.

Although several studies have suggested there may be health benefits related to the consumption of the coffee fruit, the research is in its infancy stages and health benefits have not been proven. Future research may fail to support such benefits or may indicate that any such benefits are outweighed by negative side effects. The foregoing would likely result in a loss of market share or potential market share and would have an adverse effect on our company and its business and, furthermore, the value of an investment in our company could be reduced or lost entirely.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our product. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our manufacturing partners will use water, the coffee fruit and other ingredients, and packaging materials for bottles such as plastic, aluminum and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottling partners’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our product and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottling partners’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We and our manufacturers intend to offer non-refillable, recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States requiring that deposits or certain eco taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, eco tax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in the geographical regions in which we operate or intent to, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our product may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our product relating to the content or perceived adverse health consequences of our product. If these types of requirements become applicable to our product under current or future environmental or health laws or regulations, they may inhibit sales of our product.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our product in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies. Lower consumer demand for our product in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our company’s product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Legal requirements also apply in many jurisdictions in the United States requiring that deposits or certain eco taxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, eco taxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States. Changes to such laws and regulations could increase our costs or reduce or net operating revenues.

In addition to acquiring the Business from Sandwich Isles, being substantially all of the assets, property and undertaking of the health beverage and food business operated under the name “KonaRed”, we have also assumed substantially all of the liabilities of Sandwich Isles relating to the Business.

With the exception of: (i) any liability of Sandwich Isles to its shareholders, affiliates or associates or any other person not dealing at arm’s length with any of them; (ii) any liability of Sandwich Isles for any breach by Sandwich Isles of any laws, including environmental laws, relating to the operation of the Business up to the closing; and (iii) any liability of Sandwich Isles for any deferred income tax, or for any other taxes, duties or similar charges, we have assumed all the debts, liabilities (whether accrued, absolute or contingent or whether liquidated or un-liquidated) and obligations of Sandwich Isles relating to the KonaRed business at the closing the asset purchase agreement with KonaRed. As a result, certain assumed liabilities may exist that we were unable to identify prior to closing the asset purchase agreement and acquiring the KonaRed business that could have a material adverse effect on our company.

Settlement and Ongoing Relationship VDF FutureCeuticals, Inc.

On January 28, 2014, our company entered into a settlement agreement with VDF FutureCeuticals, Inc. and Sandwich Isles relating to certain claims made by each of the parties regarding certain intellectual property and trademarks used in our business. In connection with the settlement agreement, we entered into a license agreement, senior convertible note, pledge and security agreement, share purchase warrant, registration rights agreement and investor rights agreement with VDF. Pursuant to the foregoing agreements: (i) in exchange for our ongoing compliance with minimum payments and royalties, VDF granted to our company a non-exclusive, non-transferable, non-sublicenseable license to use certain intellectual property and trademarks necessary for the operation of our business; (ii) we promised to make certain payments with such payments convertible into shares of our common stock and secured by our company’s property; (iii) VDF was granted the right to acquire shares of our common stock representing ten percent (10%) of our fully diluted outstanding shares of common stock at an nominal purchase price in the event our company achieves certain milestones; and (iv) we granted VDF certain other rights including, but not limited to, registration rights in respect of any common stock they currently own or may acquire in the future. As a result of the foregoing and additional covenants under the agreements, our company may suffer significant dilution in the future, we may lose some or all of our assets if VDF realizes on the security granted to them, we may incur significant costs in connection with the registration rights granted to VDF, our ability to raise equity or debt may be significantly impacted and our ability to conduct our business will be restricted due to the negative covenants in the various agreements.

Risks Related to our Stock and Public Reporting Requirements

Because some of our directors control a large percentage of our common stock, these persons have the ability to influence matters affecting our stockholders.

In connection with the closing of the Asset Purchase Agreement with Sandwich Isles, we experienced a change of control and new directors who were nominees of Sandwich Isles were appointed to our board and Sandwich Isles was issued 42,750,000 shares of our common stock, which currently represents over 50% of the issued and outstanding shares of our common stock. Shaun Roberts beneficially owns over 20% and Steven Schorr beneficially owns over 20% of the issued and outstanding shares of Sandwich Isles common stock and Shaun Roberts and Steven Schorr remain directors of Sandwich Isles; and are also both directors of our Company. As a result, Shaun Roberts and Steven Schorr, as directors of Sandwich Isles, indirectly exercise voting and dispositive power with respect to over 50% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our stockholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares of common stock. Because they control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because their interest could result in management making decisions that are in the best interest of Sandwich Isles and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We expect to experience significant negative cash flow from operations for the foreseeable future and expect to require working capital to fund our operations. We cannot be certain that additional financing will be available on favorable terms when required, or at all. If we are unable to raise sufficient capital, or are unable to repay the debt, then we may cease operations, become insolvent, declare bankruptcy or be otherwise wound up, all of which may result in the loss of all or substantially all of the investment capital of the shareholders. We are authorized to issue up to 877,500,000 common shares and 10,000 preferred shares and as of May 27, 2014 had 75,858,974 common shares and no preferred shares outstanding. We have the authority to issue more shares, and to determine the rights, preferences and privileges of such shares, without the consent of any of our shareholders. If we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our common stock and those shareholders may experience dilution in the net tangible book value per share of their investment in our common shares.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”). Trading in stock quoted on the OTCBB and other over the counter trading systems (such as the OTCQB operated by the OTC Markets Group) is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCBB and other over the counter trading systems do not benefit from the same type of Market-Maker trading systems utilized by stock exchanges such as the NYSE and AMEX and quotation systems such as the NASDAQ in which trading of a security is enhanced by the presence of Market-Maker(s) who are dedicated to the trading of a particular listed company’s shares. Rather, on the OTCBB and other over the counter markets, there is no assurance that a bid/ask will be posted to facilitate trading of an over the counter listed issue at any particular point in time. As a result, trading of securities on the OTCBB and other over the counter systems is often more sporadic than the trading of securities listed on the NYSE, AMEX, NASDAQ or similar large stock exchanges or stock markets. Accordingly, shareholders may have difficulty selling their shares at any particular point in time.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Risks Related to This Offering

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including: a quarterly variations in operating results; changes in financial estimates by securities analysts; changes in market valuations of other similar companies; announcements by us or our competitors of new products , contracts, acquisitions, strategic partnerships or joint ventures; additions or departures of key personnel; any deviations in net sales or in losses from levels expected by securities analysts; and future sales of common stock.

Incorporation of Certain Documents by Reference

The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this prospectus as of their respective dates:

●	our annual report on Form 10-K (File No. 333-176429) for the fiscal year ended December 31, 2013, filed with the Commission on March 18, 2014, and subsequent reports filed on Form 8-K;

●	our quarterly report on Form 10-Q (File No. 000-55208) for the three month period ended March 31, 2014, filed with the Commission on May 20, 2014;

●
the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on May 8, 2014, including any amendment or report filed for the purpose of updating such description.

●	Our Registration Statement on Form S-1 filed with the Commission on March 21, 2014.

All documents filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Shaun Roberts,  2829 Ala Kalanikaumaka St., Suite F-133, Koloa, Hawaii 96756  Telephone: 808.212.1553. begin_of_the_skype_highlighting end_of_the_skype_highlighting

Description of Business

Principal Products

Our principal product is our premium coffee fruit wellness drink, KonaRed Antioxidant Juice, offered to retail consumers.  Previously discarded as a byproduct of coffee production, the fruit surrounding the coffee seed or bean has been recognized as a powerful anti-oxidant.

Our company’s consumer products line consists of the following proprietary formulations:

16 oz. KonaRed Original Antioxidant Juice (2 servings)
Our company’s flagship beverage, the 16 oz. superfruit drink has experienced widespread placement in cold juice coolers in a myriad of major establishments.

10.5 oz. KonaRed Original Antioxidant Juice (1 serving)
Our 10.5 oz. is now being featured at a number of establishments in lieu of the standard 16 oz.

10.5 oz. KonaRed Antioxidant (1 serving) Additional Flavor Combinations Including Organic Green Tea and Coconut Water
In total we offer 3 different beverages in the 10.5oz size: Original Hawaiian Coffeeberry, Hawaiian Coffeeberry with Organic Green Tea, and Hawaiian Coffeeberry with Coconut Water.

Other Products

The following products extensions were also added during early 2014 and are now available in several major chains in Hawaii, and at select locations of Vitamin Shoppe nationwide:

●	KonaRed On-the-Go Packs (15 per box)
●	KonaRed Hawaiian Superfruit Powder (100% soluble coffee fruit powder)

Operations, Facilities and Distribution Method for Our Products

Our company uses a prototypical outsourcing business model, utilizing third parties for the bulk of our non-core business operations, such as manufacturing and coffee fruit extraction, while maintaining in-house control of our critical marketing, product development and warehousing and shipping functions. Exceptions to this approach have included our company’s coffee fruit initial extraction facility on Maui, Hawaii which facilitated the creation of important protocols for optimal drying and extraction of the fruit. Early stage research and development (“R&D”) was also performed at a Maui facility as management focused from inception on the science behind the brand. As we grew we required larger production capacity and our Maui facility was shut down in March 2013.

When we gained full confidence that we had developed the necessary processing and manufacturing intellectual property (“IP”) with respect to processing and manufacturing our base ingredient (the coffee fruit), we transitioned our coffee fruit extraction to contract manufacturers. To ensure this tactical change was seamless, we initially moved a portion of the extraction to a California-based contract manufacturer within close proximity of our warehousing operation, which is now where all extraction takes place.

Based on a cost-benefit analysis and the successful initial beverage roll-out in the west coast market, we also determined that warehousing and shipping functions were more efficiently handled in-house. Therefore in June 2012, our company entered into a shared two-year lease for a 10,000 square foot facility in San Clemente, California, which also houses inventory for Malie, Inc., (“Malie”) a beauty and spa products company owned by our Company’s founders, Dana and Shaun Roberts.

Supply and Distribution for Our Product

Our company’s ability to secure exclusive Kona-based and other Hawaiian coffee fruit has elevated the stature of the home grown brand image and allows our company to operate without constraints in the supply chain far out into the future. We have been successful in securing a number of agreements (Greenwell Farms and JavaPlant) structured as 5-year arrangements containing roll-over provisions. The foregoing agreements generally provide that so long as our company purchases raw material from the supplier, the supplier is obligated to provide raw material exclusively to our company. Our company’s principal supplier is Greenwell Farms, Inc., a Hawaii corporation. We recently renewed our Raw Material Acquisition Agreement with Greenwell Farms, whereby Greenwell Farms continued to agree that it would be an exclusive supplier of raw material so long as we purchase raw material from Greenwell Farms.

We determine the amount of dried coffee fruit to purchase from our suppliers based on our annual sales forecasts and we have historically been accurate at estimating supply quantities based on projected sales. Since the fruit surrounding the coffee seed or bean was previously discarded as a byproduct of coffee production, such raw material has also remained readily available from coffee farms located in Hawaii and internationally. Therefore, although we currently have a principal supplier, in the event that we lose a principal supplier, we are confident that we would be able to ascertain raw material from other suppliers.

Exemplifying an extremely efficient Ingredient Division operating model, our company takes possession of the dried coffee fruit from the grower, ships the raw material to our San Clemente warehouse for storage, subsequently sending required quantities to subcontractors for value-added processing. The value-added processing consists of water based extraction whereby the dried coffee fruit is reduced to liquid extract, which processing generally takes approximately 24 hours to complete.

For our company’s beverage production, the coffee fruit finished goods are sent to a 3rd party flavor house which makes the KonaRed concentrate and then ships it to our company’s bottling vendors. Notably, we own the proprietary beverage formulas. Pallets of the ready-to-drink 16 oz. and 10.5 oz. SKUs are then shipped back to our company’s warehouse and disseminated to either distributors or shipped directly to retailers.

Fiscal 2014 Expansion of Distribution via Splash Beverages

To expand our distribution throughout the United States, on April 22, 2014, we entered into two agreements with the Splash Beverages Group, Inc.  Key terms of the first agreement, the Distribution Agreement, are as follows:

-	We granted to Splash an exclusive right to distribute our consumer beverage products within the Territory (which is defined as the United States and its territories);

-
Splash agreed to market all of our beverages, including but not limited to KonaRed® Hawaiian Superfruit Original 10.5oz, KonaRed® Hawaiian Superfruit with Organic Green Tea 10.5oz, and KonaRed® Hawaiian Superfruit with Coconut Water 10.5oz. The parties may agree to later add additional products produced by our company by mutual written consent of the parties;

-	The Distribution Agreement has a term of five (5) years;

-
Splash agreed that it will not directly or indirectly distribute or sell our products outside of the Territory, including to any party Splash has reasonable basis to believe will distribute or sell our products outside of the Territory. We agreed that we will not directly or indirectly distribute or sell our products inside the Territory, including to any party we have reasonable basis to believe will distribute or sell our products inside the Territory. We also agreed to transfer all sales and distribution accounts to Splash (e.g. Walmart, Vitamin Shoppe) within six (6) months of the agreement. In addition, any sales by our company within the Territory will count towards the sales goals set forth in the agreement as if Splash had made those sales itself;

-
All our products will be sold to Splash at our most preferred standard wholesale prices as currently fixed by our company for wholesale trade, and as may be adjusted by our company from time to time at our sole discretion; and

-	Splash shall be eligible to earn vested equity in the form of restricted common shares of our company upon successfully meeting certain sales performance goals.

Key terms of the second agreement, the Sales and Marketing Services Agreement, are as follows:

-
Separate and apart from any information or advice which Splash may provide to our company as contemplated within the scope of the Distribution Agreement, Splash will provide us with information and advice so as to determine strategies and methods to increase our sales within the Territory; and

-	The Sales and Marketing Services Agreement has a term of five (5) years;

Market and Sales and Marketing

We believe our company has established a frontrunner position in the coffee fruit category, boasting a series of retail entrees within 18 months of product launch. Setting out to first establish the upstart coffee fruit sector on our home turf in Hawaii, visible placement has in turn spawned similar opportunities across the United States, representing an expanding presence with iconic industry players. Our company’s eastward expansion is now underway in addition to a strategy of targeting additional sales avenues, including the restaurant and hospitality space and the pursuit of international prospects in Japan, Korea and China.

Sales Strategy

Facilitating our sales efforts through the use of beverage and natural foods distributors, our company has been able to benefit from the highly entrenched positions occupied by these firms in the retail industry. In contrast, certain chains like WalMart and Vitamin Shoppe mandate direct shipments from the consumer product provider. Management has also retained manufacturers’ sales representatives in working to calibrate its overall sales efforts. During the roll-out, management has learned the importance of supporting its distributor network with internal sales personnel “on the ground.” Particularly for an emerging product, merchandising follow-up, dialog with store managers and coordination of promotions and pricing are critical in maintaining brand momentum. Our company has also deployed demos extensively in its early stages and has found a linear connection between demos and sales traction, particularly at the introduction stage in new venues. Demos are often outsourced to specialists in the field and have represented a major expenditure for the business, although demo expense ratios are planned to decrease from previous product launch levels.

Our company has employed co-op advertising and special promotions in conjunction with its retail partners when deemed appropriate in its brand building efforts. To date, no slotting fees have been paid. A slotting fee is an amount paid by the manufacturer to the retailer for making room on its retail shelf for the product. It should be noted that our flagship beverage pricing levels have already been adjusted by our management to reflect the current pricing dynamics fostered by recent industry consolidation. Specifically, the entrance of leading beverage monoliths into the functional beverage category has tightened pricing but also created a vibrant mergers and acquisitions environment for emerging brands like KonaRed. Recent industry deals include:

●	Coca Cola acquired Zico Coconut Water in January 2014;
●	Pepsi acquired a majority stake in O.N.E. Coconut Water in April 2012;
●	InBev has made a series of investments in Sambazon (in August 2012, December 2011, and December 2008); and
●	InBev has also made a series of investments in Vita Coco in May 2012 and December 2010.

Growth

Utilizing its “Paradise in a Bottle”® tag line, KonaRed is marketed as a premium functional wellness beverage in the nascent coffee fruit space. Currently positioned in the sought-after produce juice cooler section, KonaRed has developed a passionate following as a lifestyle product embraced by the Hawaiian “waterman” community.

Exclusive long-term supply contracts with universally respected Hawaiian coffee growers and international sources of back-up supply have allowed the company to lock-up strategically important and ample coffee fruit resources to support its growth. For example, KonaRed has entered into an exclusive coffee fruit supply arrangement with JavaPlant Ltd, a major vertically integrated coffee producer based in Jakarta Indonesia. In summary, the company’s aforementioned exclusive supply relationships have immense value as the coffee fruit category gains additional stature as an elite superfruit.

Market Development and Metrics

Our long-term objective is to develop KonaRed into a nutritional company which supplies consumers with a variety of high quality food and beverage products. We plan to achieve this based on a strategy of expanding our retail footprint through a series of revenue generating distribution channels. Presently, our predominant focus is our beverage business and we are generating revenues through the following five distribution channels:

●
Direct Store Distributors:  The direct store distributors (“DSDs”) channel comprises wholesale distributors who maintain in-house inventories of multiple brands of beverage products, such as juices, beer, and water, which they sell to retail stores and other wholesalers. Examples of our DSD customers presently include: Paradise Beverages in Hawaii, and John Lenore in San Diego.

●
Broadline Distributors:  The broadline distributors channel includes wholesalers who specialize in distribution of natural food products to retail stores. Examples of our broadline distributor customers presently include: United Natural Foods Inc. (“UNFI”), DPI Specialty Foods (“DPI”), and Nature’s Best.

●
Direct to Retail: During our growth phase we have developed a direct to retail sales channel to grocery stores such as Albertson’s and specialty retail stores such as Jamba Juice. We intend to continue to service and develop this channel further.

●
Direct to Consumer: The KonaRed brand has gained an increasing following of Internet based customers who purchase our products directly through our website. We plan to expand this channel though on-line marketing initiatives in parallel with our brand recognition marketing campaigns.

To monitor and develop this distribution strategy we will continue to evaluate: product line sales, product line specific gross margin, individual products costs and pricing of individual product lines. Growth of our retail distribution footprint will also continue to be evaluated through the growth of our client base in each specific distribution channel.

In summary, our sales expansion priorities comprise: (1) expansion of wholesale distribution; (2) retail chain success; (3) growth of direct to retail sales; and (4) growth of direct to consumer sales.

Milestones

To fulfill our sales expansion objectives in our five targeted distributions channels, we intend to raise capital by pursuing a diversified range of financing strategies which are expected to include a mixture of conventional and convertible debt and equity instruments. We cannot predict precisely at this time what will be the composition of these financings, but will seek capital arrangements which achieve a balance of minimizing our financing costs and maintaining maximum shareholder value.

We’re now working toward forming collaborations with industry veterans to enable us to achieve the milestones described below in an efficient and timely manner:

Three Months
●	Execute distribution contract for nationwide United States distribution in three of our five distribution channels.
●	Launch 10 additional new DSD distributors.
●	Ship to one additional major retail customer (defined as 500 locations or more) through a ship direct distribution relationship.
●	Expand into one additional major market with a broadline distributor using a natural channel distributor such as DPI, Nature’s Best, UNFI or KeHe Distributors (“KeHe”).
●	Launch two new consumer beverages including KonaRed Coconut Water and KonaRed Green Tea.

Six Months
(in addition to aforementioned objectives)
●	Launch 10 additional new DSD distributors.
●	Ship to one additional major retail customer (defined as 500 locations or more) through a ship direct distribution relationship.
●	Expand into one additional major market with a broadline distributor using a natural channel distributor such as DPI, Nature’s Best, UNFI or KeHe.
●	Launch two new consumer KonaRed products including ‘on the go packs’ and 100 percent water soluble coffee fruit powder.

Nine Months
(in addition to aforementioned objectives)
●	Launch 10 additional new DSD distributors.
●	Ship to one additional major retail customer (defined as 500 locations or more) through a ship direct distribution relationship.
●	Expand into one additional major market with a broadline distributor using a natural channel distributor such as DPI, Nature’s Best, UNFI or KeHe.
●	Ship re-orders on DSD distributors signed in the first quarter.
●	Harvest 2014 coffee fruit crop.

Twelve Months
(in addition to aforementioned objectives)
●	Launch 10 additional new DSD distributors.
●	Ship to one additional major retail customer (defined as 500 locations or more) through a ship direct distribution relationship.
●	Expand into one additional major market with a broadline distributor using a natural channel distributor such as DPI, Nature’s Best, UNFI or KeHe.
●	Ship re-orders on DSD distributors signed in the second quarter.

If sufficient capital is not raised to support distribution for this business model, no new KonaRed consumer products will be launched and we will continue to service our existing markets without expansion into new DSDs. We anticipate that a lack of new capital will limit our sales growth over the coming year.

Historic and Projected Product Mix

KonaRed uses four main channels of distribution to bring KonaRed consumer products to market.

1.
DSD Distributors: DSD is a business process that manufacturers use to both sell and distribute goods directly to point of sales or point of consumption including additional product and market related services such as merchandising.  In order to fulfill growing demand from retailers, DSDs specializing in the beverage channels are expanding their functional beverage categories to include the type of products in which KonaRed specializes.  Historically, DSDs have represented 33% of KonaRed’s revenue and we estimate growth to 53% in the next year.

2.
Broadline Distributors:  A broadline distributor services a wide variety of accounts with a wide variety of products ranging from food, beverages and supplies in the natural channel selling to retailers like Wholefoods and Sprouts.  Historically, broadline distributors have represented 24% of revenue and we a similar percentage in the future.

3.
Direct to Retailers:  Direct to retailer includes major retail chains with 500 locations or more where the KonaRed product ships direct to the retailers distribution centers and the retailers are responsible for the distribution to each retail store.  Historically, direct to retailer distribution represents 33% of our revenue and we estimate a reduction to 15% as DSDs specializing in the beverage channels expand their functional beverage categories in lieu of sugary sodas.

4.	Direct to Consumers: Direct to consumer are internet revenues and have historically been just under 2% of revenue and we see this continuing as we move forward.

Advertising

With a guerilla marketing and word of mouth backdrop, KonaRed has also used radio advertising, events (promotions and contests) and Surf News Network in the Hawaiian market. Social media has also been another low cost advertising tool used by our company. While confining its efforts primarily to non-mainstream advertising options, our company did effectively utilize a high profile billboard campaign on major southern California freeways in Spring 2012. In addition to placement on 11 billboards, KonaRed was also prominently displayed on 75 high-traffic bus stop shelters, a tactic that resulted in traceable sales results in the region. Management plans to selectively implement this approach in the future as well.

Organic Promotion

Through its continuing presence in the Hawaiian community, participating in and promoting ocean and extreme-athlete related contests, races and charity events, our company has weaved the brand into the collective consciousness of this trend-setting culture.

Advancing our company’s media depth and brand cache, our company also sponsors an “Ambassador Team,” a group of Hawaiian super-athletes who have embraced the product and participate in promotional events, sign autographs at store openings, and are generally available to spread the goodwill of the brand.

Targeted Growth Areas

While still early in its life cycle, international distribution opportunities have been presented to our company. The food service and hospitality channel also appears ideally suited for our company and management has begun to focus on establishing a pathway into the restaurant and hotel arena.

Competition

The beverage industry is extremely competitive. The principal areas of competition include pricing, packaging, development of new products and flavors, and marketing campaigns. Our product is competing directly with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other marketing campaigns. In addition, companies manufacturing these products generally have far greater financial, marketing, and distribution resources than we do.

Important factors that will affect our ability to compete successfully include taste and flavor of our product, trade and consumer promotions, the development of new, unique and cutting edge products, attractive and unique packaging, branded product advertising, pricing, and the success of our distribution network.

We will also be competing to secure distributors who will agree to market our product over those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets.
Our product will compete generally with all liquid refreshments, including numerous specialty beverages, such as: SoBe; Snapple; Arizona; Vitamin Water; Gatorade; and Powerade. We will compete directly with other consumer products participants in the nascent coffee fruit sector including Bai5 and SoZo Coffeeberry. As we are still a relatively new business and we have modest revenues, we believe that we are a small company in the general liquid refreshments market and health liquid refreshment market.

Intellectual Property

KonaRed® is a registered trademark in the United States and in Japan and we intend to seek a number of trademarks for slogans and product designs. We also hold trademark rights to the “Paradise in a Bottle®” tag line. We believe we have the rights to use the necessary processing and manufacturing intellectual property relating to processing and manufacturing our base ingredient (the coffee fruit) and our proprietary beverage formulas. However, we do not own the manufacturing process for making the finished beverages. We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights could result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights will be a key component of our operating strategy.

Partnership Initiative with VDF FutureCeuticals Inc.

To the mutual satisfaction of the parties, on January 28, 2014 we settled a patent dispute which had been pending since 2011 with VDF FutureCeuticals Inc. (“VDF”) by forming a partnership with VDF.

VDF is a major biotech and ingredient supplier and owner of the patent-protected CoffeeBerry® coffee fruit technology, a proprietary set of agricultural and industrial processes and a line of unique ingredients. VDF’s patents and processes capture the same potent nutrition inherent in coffee fruit which had formed the basis of two provisional patent applications made by KonaRed based on the proprietary research and development which had been fully developed by KonaRed.

The partnership brings together the flavor profile of KonaRed’s beverages and the ingenuity, innovation, and ongoing chemistry and clinical research of VDF’s globally integrated CoffeeBerry® coffee fruit ingredient platform.

Commenting on formation of the partnership, Mr. Shaun Roberts, CEO of KonaRed and Mr. John Hunter, Executive Vice President of VDF provided the following:

“Finding ways to work together, bridge differences, and create something stronger than the sum of its parts is what the spirit of Aloha is all about, and this dispute with FutureCeuticals is a perfect example,” said KonaRed CEO Shaun Roberts. “This new relationship was forged within the crucible of the lawsuit. During productive discussions with FutureCeuticals, it became apparent that there were obvious synergies available to KonaRed if we worked together. The CoffeeBerry® coffee fruit IP opens up limitless opportunities for us, and I have no doubt that we’re now a far stronger company than we were before.”

“KonaRed has built a very strong brand concept and shows real promise in the marketplace,” said FutureCeuticals Executive VP John Hunter. “During our negotiations, Shaun and Dana Roberts impressed us [and] it became immediately apparent that they are genuine people and terrific marketers. KonaRed is a natural match for our IP and for the extensive science and manufacturing expertise that underlies our CoffeeBerry® coffee fruit ingredient-line. FutureCeuticals welcomes KonaRed into our license fold, and we see a new, even stronger KonaRed emerging from this lawsuit with our partnership.”

VDF (www.futureceuticals.com) is a leader in the bio-research, development, and manufacture of high-quality fruit, vegetable, and grain-based nutraceutical and functional food ingredients. VDF is committed to discovery-based research that leads to the expansion of human health, and is the trusted partner-of-choice for companies in search of creative, ethical solutions for the health and wellness needs of today’s consumer. Its sister company, Van Drunen Farms, was founded over one hundred years ago, and has grown into one of the largest dried food ingredient manufacturers and suppliers in the world.

Seasonality of Business

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Research and Development Costs During the Last Two Years

KonaRed has maintained a modest R&D effort over fiscal years 2013 and 2012, having spent approximately $18,710 and $34,850, respectively.

R&D has been focused on quinic acid, an antioxidant that is in greater abundance in the KonaRed beverage than any other molecule. With a molar mass of 192.17 g/mol, quinic acid is small by comparison to other organic chemicals known as polyphenols. Much of our research has been directed towards attempts to confirm whether there is a correlation between small molecular mass and high bioavailability (the body’s ability to readily absorb a substance introduced). In addition, our research has been focused on whether antioxidants with a high oxygen radical absorbance capacity, a method of measuring antioxidant capacities in biological samples, and a high bioavailability may provide a way to increase one’s cellular metabolic efficiency (“CME”).  We believe that it is possible that increased CME may result in increased energy, reduction of metabolic oxygen related stress at the cellular level and reduction of inflammation. We intend to continue our research to the extent of our limited funds and to examine whether the consumption of KonaRed products, if established as substances that increase CME, might provide positive effects on human health  by decelerating the death of cells without negative side effects. Such research is in a very preliminary stage, there is no proof that KonaRed can produce health benefits for humans, and we do not have the funds required to conduct an extensive research program on the matter.

In 2012, a series of tests were conducted at Cayetano University in Lima, Peru by a team of research physicians to determine the antiviral and anti-inflammatory properties of KonaRed in a clinical environment. The Cayetano University studies were commissioned by KonaRed. They were in-vitro (test tube) based studies and not human trials. The KonaRed extract was found to improve cell viability, increase T cell proliferation and improve antiviral defense. The foregoing conclusions were based on the results of antiviral activity and cell proliferate effect of KonaRed on mice.

In these limited tests, KonaRed’s coffee fruit demonstrated an antiviral effect, improving cell viability, increasing T cell proliferation and improving antiviral defense. The body’s first line of defense against viruses is the immune system. This comprises cells and other mechanisms that defend the host from infection in a non-specific manner. Because viruses use vital metabolic pathways within host cells to replicate, they are difficult to eliminate without using drugs that cause toxic effects to host cells in general. The foregoing limited studies suggested that KonaRed beverage’s coffee fruit could have antiviral effects upon consumption by humans.

As in any research and development program, further investigation and study is required. Whether KonaRed’s beverage ultimately proves to be a useful CME supplement, and does so without negative effectives, and whether the promotion of CME proves to have therapeutic effects on humans, is unknown.  To the extent our Company has funds available for research and development, management intends to pursue this line of research and investigation on a limited basis.

Government Regulation

Our products are considered to be synonymous with coffee for regulatory purposes and are thus sold under the U.S. Food and Drug Administration’s (“FDA”) “Generally Regarded as Safe” (“GRAS”) regulatory umbrella. Accordingly, we are not required to petition for FDA approval of its coffee fruit offerings, which would be typical under standard dietary supplement guidelines. However, our company has registered all of its supply chain subcontractors with the FDA as required and has met and answered all inquiries by the FDA. We believe we are in full compliance with all FDA regulations.
The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product are subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations. It will be our policy to comply with any and all legal requirements.

Employees

In addition to Shaun Roberts, who is our President, Chief Executive Officer and a Director, John Dawe, who is our Chief Financial Officer, Secretary & Treasurer, and Michael Halsey, who is our Vice President and Chief Operating Officer, we currently employ 6 full time employees whom all work in the United States. Our operations are overseen directly by management that engages our employees to carry on our business. Our management oversees all responsibilities in the areas of corporate administration, business development, and research. We intend to expand our current management to retain other skilled directors, officers, and employees with experience relevant to our business focus. Our management’s relationships will provide the foundation through which we expect to grow our business in the future. We believe that the skill-set of our management team will be a primary asset in the development of our brands and trademarks.

Description of Property

Our corporate office is located at 2829 Ala Kalanikaumaka St., Suite F-133 Koloa, HI 96756. This leased property consists of approximately 1,000 square feet of office space. Our warehouse and distribution center is located at 1101 Via Callejon - #200, San Clemente, California 92673 comprised of 2,558 square feet of office area and 8,344 square feet of warehouse area. Base rent is $9,811.80 per month with the term ending May 31, 2016. We pay a total of $7,537.25 per month with the remainder paid by Malie, Inc. We believe that the condition of our principal offices is satisfactory, suitable and adequate for our current needs.

At present the Company has no material property balances which are classified as assets under generally accepted accounting principles.

Use of Proceeds

The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the shares. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

Dividend Policy

We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

Selling Shareholders

This prospectus relates to shares of common stock that have been acquired by the Selling Shareholders pursuant to the Plan.

The number of shares to be sold by any Selling Shareholder under this prospectus  may be increased or decreased by a prospectus supplement.

The following table sets forth (i) the number of shares of our common stock beneficially owned by each Selling Shareholder at May 29, 2014,  (ii) the number of shares of our common stock to be offered for resale by each Selling Shareholder (i.e. the number of shares underlying all stock options held by the Selling Shareholder, whether vested or unvested) and (iii) the number and percentage of shares of our common stock to be held by each selling shareholder after completion of the offering:

Unless otherwise specified, the address of each of the persons set forth below is c/o KonaRed Corporation, 2829 Ala Kalanikaumaka St., Suite F-133  Koloa, Hawaii 96756.

			Shares of Common Stock Owned after Offering(2)
Name of Selling Shareholder(1)	Shares of Common Stock Owned Prior to Offering(2)	Shares of Common Stock to be Sold	Number	Percent (2)
Shaun Roberts	9,461,667	250,499	9,211,168	11.6%
Gonzalo Carnet	1,936,176	83,167	1,853,009	2.3%
Steve Schorr	7,785,967	83,167	7,702,800	9.7%
Bill Van Dyke	250,737	83,167	167,570	0.2%

(1)	All individuals named are current officers or directors of KonaRed Corporation.

(2)
Assumes (i) that all shares of common stock registered hereunder are sold, and (ii) total issued and outstanding shares of common stock of: (A) 75,858,974; plus, (B) for each selling shareholder, the number of shares of common stock registered hereunder, this being a total of 500,000 shares; plus (C) the number of shares underlying all stock options held by the Selling Shareholders, as if they had been vested and fully exercised, this amount being a total of 2,750,000 shares underlying 2,750,000 options. Common shares owned prior to the offering include shares of KonaRed Corporation which have accrued to each Selling Shareholder as a result of conversion of their prior holdings of Sandwich Isles Trading Co, Inc. which are converted at a ratio of 1.6757 shares of KonaRed Corporation for each share of Sandwich Isles Trading Co, Inc. held prior to the dissolution of Sandwich Isles Trading Co, Inc.

MANNER OF SALE

The selling shareholder may, from time to time, sell any or all of his shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the shares of common stock offered in this prospectus has been passed upon for us by The Law Offices of Davis & Associates, PO Box 12009, Marina del Rey, CA, 90295.

Experts

Our financial statements for the years ending December 31, 2013 and 2012 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on  reports of the accounting firms of Anton & Chia LLP, in respect of the year ended December 31, 2013, and Malone Bailey LLP, in respect of the year ended December 31, 2012, each being an  independent registered public accounting firm. Our financial statements are incorporated by reference in this prospectus in reliance upon the said reports, given upon such firms' authority as experts in auditing and accounting.

Where You Can Find More Information About Us

We have filed with the Commission A registration statement on Forms S-8, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 begin_of_the_skype_highlighting end_of_the_skype_highlighting for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Commission’s Internet site at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

        Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with  Nevada Corporate law.  Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Incorporation of Certain Documents by Reference

The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this prospectus as of their respective dates:

●	Our annual report on Form 10-K (File No.333-176429) for the fiscal year ended December 31, 2013 filed with the Commission on March 20, 2014;

●	Our current reports on Form 8-K filed with the Commission since the date of filing our Form 10-K for our fiscal year ended December 31, 2013.

●	Our Registration Statement on Form S-1 filed with the Commission on March 21, 2014; and.

●	Our Registration Statement on Form S-1 filed with the Commission on March 21, 2014; and.

●	Our Registration Statement on Form 8-A filed with the Commission on May 8, 2014.

●	our quarterly report on Form 10-Q (File No. 000-55208) for the three month period ended March 31, 2014, filed with the Commission on May 20, 2014;

All documents filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by Nevada Statutes and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibits

Exhibit Number	Description	Filed
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation	(attached as an exhibit to our Registration Statement on Form S-1, filed on August 22, 2011)
3.2	Bylaws	(attached as an exhibit to our Registration Statement on Form S-1, filed on August 22, 2011)
3.3	Articles of Merger dated effective September 9, 2013	(attached as an exhibit to our current report on Form 8-K, filed on September 13, 2013)
3.4	Certificate of Change dated effective September 9, 2013	(attached as an exhibit to our current report on Form 8-K, filed on September 13, 2013)

(10)	Material Contracts
10.1	Binding Letter agreement dated June 5, 2013 with Sandwich Isles Trading Company, Inc.	(attached as an exhibit to our current report on Form 8-K, filed on June 11, 2013)

Exhibit Number	Description	Filed
10.2	Asset Purchase Agreement dated October 4, 2013 with Sandwich Isles Trading Co. Inc.	(attached as an exhibit to our current report on Form 8-K, filed on October 10, 2013)
10.3	Employment Agreement dated October 4, 2013 with Shaun Roberts	(attached as an exhibit to our current report on Form 8-K, filed on October 10, 2013)
10.4	Consultant Agreement dated October 4, 2013 with Bioponic Phytoceauticals, Inc. (a company controlled by Steven M. Schorr)	(attached as an exhibit to our current report on Form 8-K, filed on October 10, 2013)
10.5	Binding Letter agreement dated June 5, 2013 with Sandwich Isles Trading Company, Inc.	(attached as an exhibit to our current report on Form 8-K, filed on June 11, 2013)
10.6	Form of subscription agreement	(attached as an exhibit to our current report on Form 8-K, filed on November 25, 2013)
10.7	Form of warrant	(attached as an exhibit to our current report on Form 8-K, filed on November 25, 2013)
10.8	Termination Agreement dated as of December 16, 2013 and effective November 1, 2013 between Konared Corporation and Bioponic Phytoceauticals, Inc.	(attached as an exhibit to our current report on Form 8-K filed on December 18, 2013)
10.9	2013 Stock Option Plan	(attached as an exhibit to our current report on Form 8-K filed on January 10, 2014)
10.10	Form of Stock Option Agreement (US persons)	(attached as an exhibit to our current report on Form 8-K filed on January 10, 2014)
10.11	Form of Stock Option Agreement (non-US persons)	(attached as an exhibit to our current report on Form 8-K filed on January 10, 2014)
10.12	Form of Stock Option Agreement (US persons – no plan)	(attached as an exhibit to our current report on Form 8-K filed on January 16, 2014)
10.13	Form of securities purchase agreement (non US purchaser)	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)

10.14	Form of securities agreement (US purchaser)	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.15	Form of warrant certificate (non US Purchaser)	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.16	Form of warrant certificate (US Purchaser)	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.17	Senior Convertible Note	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.18	Pledge and Security Agreement	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.19	Warrant	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.20	Registration Rights Agreement	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.21	Investor Rights Agreement	(attached as an exhibit to our current report on Form 8-K, filed on February 3, 2014)
10.22
Purchase Agreement, dated as of February 3, 2014, by and between KonaRed Corporation and Lincoln Park Capital Fund, LLC. (attached as an exhibit to our current report on Form 8-K, filed on February 5, 2014)
(attached as an exhibit to our current report on Form 8-K, filed on February 5, 2014)
10.23
Registration Rights Agreement, dated as of February 3, 2014, by and between KonaRed Corporation and Lincoln Park Capital Fund, LLC. (attached as an exhibit to our current report on Form 8-K, filed on February 5, 2014)
(attached as an exhibit to our current report on Form 8-K, filed on February 5, 2014)

Exhibit Number	Description	Filed
10.24	Resignation letter received from Dana Roberts	(attached as an exhibit to our current report on Form 8-K, filed on March 19, 2013)
10.25	Services Agreement with John Dawe	(attached as an exhibit to our current report on Form 8-K, filed on March 19, 2013)
10.26	Employment Agreement with Michael Halsey	(attached as an exhibit to our current report on Form 8-K, filed on May 7, 2014)
10.27	Confidential Distribution Agreement: and Sales and Marketing Agreement (each executed with Splash Beverages Group, Inc.)	(attached as exhibits to our current report on Form 8-K, filed on April 28, 2014)
10.28	KonaRed Corporation 2014 Flexible Stock Plan	(attached as an exhibit to our S-8 Registration filed on March 22, 2014.)
(16)	Letter re Change in Certifying Accountant
16.1	Letter of John Kinross-Kennedy	(attached as an exhibit to our current report on Form 8-K, filed on January 14, 2013)
16.2	Letter from MaloneBailey, LLP	(attached as an exhibit to our current report on Form 8-K, filed on January 14, 2013)
16.3	Letter from Anton & Chia, LLP	(attached as an exhibit to our current report on Form 8-K, filed on March 27, 2014)
(23)	Consents of Experts and Counsel
23.1	Consent of Anton & Chia, LLP	Filed herewith
23.2	Consent of Malone Bailey, LLP	Filed herewith
23.3	Consent of Davis & Associates	Filed herewith

Item 9.   Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 29, 2014.

KONARED CORPORATION

By:	/s/ Shaun Roberts
Name: Shaun Roberts
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shaun Roberts		May 29, 2014
Shaun Roberts	Principal Executive Officer, Director

/s/ John Dawe		May 29, 2014
John Dawe	Principal Financial and Accounting Officer

/s/ Steve Schorr		May 29, 2014
Steve Schorr	Director

/s/ Gonzalo Carnet		May 29, 2014
Gonzalo Carnet	Director

/s/ William Van Dyke		May 29, 2014
William Van Dyke	Director